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                         AGREEMENT AND PLAN OF REORGANIZATION

                                     BY AND AMONG

                            U.S. OFFICE PRODUCTS COMPANY,

                               MHOS ACQUISITION CORP.,

                             MILE HIGH OFFICE SUPPLY CO.

                                         AND

                            THE STOCKHOLDERS NAMED THEREIN


                              DATED AS OF JULY 26, 1996

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                                  TABLE OF CONTENTS

1.  PLAN OF REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2     Conversion of Securities . . . . . . . . . . . . . . . . . . .  2
    1.3     Merger Consideration . . . . . . . . . . . . . . . . . . . . .  3
    1.4     Post-Closing Adjustment. . . . . . . . . . . . . . . . . . . .  3
    1.5     Pledged Amount . . . . . . . . . . . . . . . . . . . . . . . .  4
    1.6     Exchange of Certificates . . . . . . . . . . . . . . . . . . .  5
    1.7     Stockholders' Representative . . . . . . . . . . . . . . . . .  5
    1.8     Accounting Terms . . . . . . . . . . . . . . . . . . . . . . .  6

2.  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS . .  6
    3.1     Due Organization . . . . . . . . . . . . . . . . . . . . . . .  6
    3.2     Authorization; Validity. . . . . . . . . . . . . . . . . . . .  7
    3.3     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . .  7
    3.4     Capital Stock of the Company . . . . . . . . . . . . . . . . .  7
    3.5     Transactions in Capital Stock; Accounting Treatment. . . . . .  7
    3.6     No Bonus Shares. . . . . . . . . . . . . . . . . . . . . . . .  7
    3.7     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .  8
    3.8     Predecessor Status; Etc. . . . . . . . . . . . . . . . . . . .  8
    3.9     Spin-off by the Company. . . . . . . . . . . . . . . . . . . .  8
    3.10    Financial Statements . . . . . . . . . . . . . . . . . . . . .  8
    3.11    Liabilities and Obligations. . . . . . . . . . . . . . . . . .  8
    3.12    Accounts and Notes Receivable. . . . . . . . . . . . . . . . .  9
    3.13    Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    3.14    Environmental Matters. . . . . . . . . . . . . . . . . . . . .  9
    3.15    Real and Personal Property . . . . . . . . . . . . . . . . . . 10
    3.16    Significant Customers; Material Contracts and Commitments. . . 10
    3.17    Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    3.18    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    3.19    Employee Matters . . . . . . . . . . . . . . . . . . . . . . . 12
    3.20    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 12
    3.21    Conformity with Law; Litigation. . . . . . . . . . . . . . . . 13
    3.22    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    3.23    Government Contracts . . . . . . . . . . . . . . . . . . . . . 15
    3.24    Absence of Changes . . . . . . . . . . . . . . . . . . . . . . 15
    3.25    Bank Accounts; Powers of Attorney. . . . . . . . . . . . . . . 17
    3.26    Relations with Governments . . . . . . . . . . . . . . . . . . 17
    3.27    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    3.28    Pooling Representation Letter. . . . . . . . . . . . . . . . . 17
    3.29    USOP Prospectus; Securities Representations. . . . . . . . . . 18
    3.30    Absence of Claims Against Company. . . . . . . . . . . . . . . 18
    3.31    Complete Copies of Materials . . . . . . . . . . . . . . . . . 18
    3.32    Company Financial Conditions . . . . . . . . . . . . . . . . . 18
    3.33    Intellectual Property. . . . . . . . . . . . . . . . . . . . . 18
    3.34    No Present Plan or Intention to Sell . . . . . . . . . . . . . 18


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4.  REPRESENTATIONS OF USOP AND NEWCO. . . . . . . . . . . . . . . . . . . 19
    4.1     Due Organization . . . . . . . . . . . . . . . . . . . . . . . 19
    4.2     USOP Common Stock. . . . . . . . . . . . . . . . . . . . . . . 19
    4.3     Authorization; Validity of Obligations . . . . . . . . . . . . 19
    4.4     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . 19
    4.5     Capitalization of USOP and Ownership of USOP Stoc. . . . . . . 20
    4.6     Pooling Letter . . . . . . . . . . . . . . . . . . . . . . . . 20
    4.7     Conformity with Law; Litigation. . . . . . . . . . . . . . . . 20
    4.8     USOP Prospectus. . . . . . . . . . . . . . . . . . . . . . . . 20
    4.9     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . 20

5.  COVENANTS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    5.1     Access to Information; Confidentiality . . . . . . . . . . . . 20
    5.2     Conduct of Business Pending Closing. . . . . . . . . . . . . . 21
    5.3     Prohibited Activities. . . . . . . . . . . . . . . . . . . . . 22
    5.4     Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . 23
    5.5     Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    5.6     Notification of Certain Matters. . . . . . . . . . . . . . . . 23
    5.7     Cooperation in Obtaining Required Consents and Approvals . . . 23
    5.8     Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . 24
    5.9     Pooling Accounting . . . . . . . . . . . . . . . . . . . . . . 24
    5.10    Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . 24
    5.11    FIRPTA Compliance. . . . . . . . . . . . . . . . . . . . . . . 24
    5.12    Tax Distribution . . . . . . . . . . . . . . . . . . . . . . . 24
    5.13    HSR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    5.14    Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    5.15    Reserve. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    5.16    Credit Agreements, Guarantees. . . . . . . . . . . . . . . . . 24

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF USOP AND NEWCO. . . . . . . . . 25
    6.1     Representations and Warranties; Performance of Obligations . . 25
    6.2     No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . 25
    6.3     Employment Agreements. . . . . . . . . . . . . . . . . . . . . 25
    6.4     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . 25
    6.5     Consents and Approvals . . . . . . . . . . . . . . . . . . . . 25
    6.6     Charter Documents. . . . . . . . . . . . . . . . . . . . . . . 25
    6.7     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    6.8     Accountant's Letter With Respect to Pooling of Interest
            Accounting Treatment . . . . . . . . . . . . . . . . . . . . . 25
    6.9     Due Diligence Review . . . . . . . . . . . . . . . . . . . . . 25
    6.10    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 26
    6.11    No Material Adverse Change . . . . . . . . . . . . . . . . . . 26
    6.12    Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . 26
    6.13    S Corporation Status . . . . . . . . . . . . . . . . . . . . . 26
    6.14    Delivery of Closing Financial Certificate. . . . . . . . . . . 26
    6.15    HSR    . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    6.16    Related Party Agreements . . . . . . . . . . . . . . . . . . . 27

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND THE
    COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    7.1     Representations and Warranties; Performance of Obligations . . 27
    7.2     No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . 27
    7.3     Employment Agreements. . . . . . . . . . . . . . . . . . . . . 27



                                          ii
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    7.4     Consents and Approvals . . . . . . . . . . . . . . . . . . . . 27
    7.5     Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    7.6     No Material Adverse Change . . . . . . . . . . . . . . . . . . 27
    7.7     HSR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

8.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    8.1     General Indemnification by the Stockholders. . . . . . . . . . 28
    8.2     Limitation and Expiration. . . . . . . . . . . . . . . . . . . 28
    8.3     General Indemnification by USOP. . . . . . . . . . . . . . . . 29
    8.4     Indemnification Procedures . . . . . . . . . . . . . . . . . . 30
    8.5     Survival of Representations, Warranties and Covenant . . . . . 31
    8.6     Right to Set Off . . . . . . . . . . . . . . . . . . . . . . . 32
    8.7     Exclusive Remedies . . . . . . . . . . . . . . . . . . . . . . 32

9.  NONCOMPETITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    9.1     Prohibited Activities. . . . . . . . . . . . . . . . . . . . . 32
    9.2     Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 32
    9.3     Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    9.4     Reasonable Restraint . . . . . . . . . . . . . . . . . . . . . 33
    9.5     Severability; Reformation. . . . . . . . . . . . . . . . . . . 33
    9.6     Independent Covenant . . . . . . . . . . . . . . . . . . . . . 33
    9.7     Materiality. . . . . . . . . . . . . . . . . . . . . . . . . . 33

10. GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    10.1    Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . 33
    10.2    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 34
    10.3    Effect of Termination. . . . . . . . . . . . . . . . . . . . . 34
    10.4    Cooperation. The Company, Stockholder. . . . . . . . . . . . . 34
    10.5    Successors and Assigns . . . . . . . . . . . . . . . . . . . . 35
    10.6    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 35
    10.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 35
    10.8    Brokers and Agents . . . . . . . . . . . . . . . . . . . . . . 35
    10.9    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    10.10   Specific Performance; Remedies . . . . . . . . . . . . . . . . 35
    10.11   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    10.12   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 36
    10.13   Severability . . . . . . . . . . . . . . . . . . . . . . . . . 37
    10.14   Absence of Third Party Beneficiary Rights. . . . . . . . . . . 37
    10.15   Mutual Drafting. . . . . . . . . . . . . . . . . . . . . . . . 37
    10.16   Further Representations. . . . . . . . . . . . . . . . . . . . 37
    10.17   Amendment; Waiver. . . . . . . . . . . . . . . . . . . . . . . 37
    10.18   Public Disclosure. . . . . . . . . . . . . . . . . . . . . . . 37


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


                         AGREEMENT AND PLAN OF REORGANIZATION


THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of July 26, 1996, by and among U.S. Office Products Company, a Delaware corporation ("USOP"), Mile High Office Supply Co., a Colorado corporation (the "Company"), Vassilios Sirpolaidis and Lynne Sirpolaidis (each a "Stockholder" and collectively, the "Stockholders") and MHOS Acquisition Corp., a Delaware corporation and a newly-formed, wholly-owned subsidiary of USOP ("Newco").

                                      BACKGROUND

A. The respective Boards of Directors of Newco and the Company (which together are sometimes referred to as the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into the Company (the "Merger") pursuant to this Agreement, the Plan and Agreement of Merger substantially in the form attached as Annex I and the applicable provisions of the laws of the State of Colorado and the State of Delaware.

B. The Boards of Directors of each of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.          PLAN OF REORGANIZATION

1.1         THE MERGER.

(a) THE MERGER. At the Effective Time (as defined in Section 2), Newco shall be merged with and into the Company pursuant to this Agreement and the Merger Documents (as defined in Section 2) and the separate corporate existence of Newco shall cease. The Company, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation."

(b) EFFECTS OF THE MERGER. The Merger shall have the effects provided therefor by the Colorado Business Corporation Act (the "CBCA") and the Delaware General Corporation Law (the "DGCL"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to the Company or Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation, as they were of the Company and Newco, and (ii) all debts, liabilities, duties and obligations of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company and Newco and neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and may be enforced against the Surviving Corporation.

(c) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of the Company until thereafter amended in accordance with the provisions therein and as provided by the CBCA. The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of the Company as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of

Incorporation of the Surviving Corporation and as provided by the CBCA. The initial directors of the Surviving Corporation shall be: Mark D. Director, Donald H. Platt, Timothy J. Flynn, Lynne Sirpolaidis and Vassilios Sirpolaidis, in each case until their successors are elected and qualified, and the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, with the addition of Mark D. Director as Assistant Secretary of the Surviving Corporation, in each case until their successors are duly elected and qualified.

1.2 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of USOP, Newco, the Company or any Stockholder, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

(a) CAPITAL STOCK OF NEWCO. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid and non-assessable Common Stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(b) CANCELLATION OF CERTAIN SHARES OF CAPITAL STOCK OF THE COMPANY. All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be canceled and no stock of USOP or other consideration shall be delivered in exchange therefor.

(c) CONVERSION OF CAPITAL STOCK OF THE COMPANY. Subject to Sections l.2(d) and (e), and Sections 1.3, 1.4 and 1.5, each issued and outstanding share of common stock of the Company, no par value ("Company Common Stock") (other than shares to be canceled pursuant to Section 1.2(b)), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive that number of shares of USOP common stock, $.001 par value ("USOP Common Stock") that is equal to the Merger Consideration (as defined in Section 1.3) divided by 415.6 representing the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of USOP Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6 of this Agreement. The ratio pursuant to which each share of Company Common Stock will be exchanged for shares of USOP Common Stock, determined in accordance with the foregoing provisions, is referred to as the "Exchange Ratio."

(d)         ADJUSTMENT OF EXCHANGE RATIO. If, between the date of this
Agreement and the Effective Time, the outstanding shares of USOP Common Stock or, subject to compliance with Section 5.3 below, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend, or stock combination, then the Exchange Ratio shall be correspondingly adjusted. In addition, the Exchange Ratio is based on the assumption that there are 415.6 shares of Company Common Stock outstanding, and no other shares or options or other rights to acquire shares of capital stock Company Stock outstanding. To the extent that there are more shares of capital stock of the Company or options or other rights therefore outstanding at the Effective Time, the Exchange Ratio shall be correspondingly adjusted downward.


(e) FRACTIONAL SHARES. No fractional shares of USOP Common Stock shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of USOP Common Stock shall receive from USOP an amount of cash equal to the Average Closing Price, as defined in Section 1.3(a), multiplied by the fraction of a share of USOP Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Stockholder shall be aggregated, so that no Stockholder shall receive cash in an amount greater than the value of one full share of USOP Common Stock.

1.3         MERGER CONSIDERATION.

(a)         For purposes of this Agreement, the "Merger Consideration" shall be

(i) the number of shares of USOP Common Stock, registered under the Securities Act of 1933, as amended (the "1933 Act"), equal to the product of 1,027,631 and a fraction, the numerator of which is (x) $38.00 and the denominator of which is (y) $28.50 (the "Average Closing Price");

(ii)        adjusted pursuant to this Section 1.3 and Section 1.4.

(b) The Merger Consideration has been calculated based upon the assumption that the net worth of the Company, calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied, and after taking into account all Tax Distributions, as defined in Section 5.3(c) and accrued as set forth in Section 5.12, is equal to or greater than $7,000,000.

(c) If on the Closing Financial Certificate (as defined in Section 6.14), the Certified Closing Net Worth (as defined in Section 6.14) is less than $7,000,000, the Merger Consideration to be delivered to the Stockholders shall be reduced at Closing by the number of shares of USOP Common Stock (the "Net Worth Adjustment Factor") obtained by dividing (A) the difference between $7,000,000 and the Certified Closing Net Worth by (B) the Average Closing Price.

1.4         POST-CLOSING ADJUSTMENT.

(a) The Merger Consideration shall be subject to adjustment after the Closing Date as specified in this Section 1.4.

(b)         Within 120 days following the Effective Time, USOP shall cause
Price Waterhouse LLP to audit the Closing Financial Certificate to determine the accuracy of the Certified Closing Net Worth set forth therein. The parties acknowledge and agree that for purposes of determining the net worth of the Company as of the Closing Date, the Company shall take into account any Tax Distributions, but shall exclude any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) accounted for after May 31, 1996. In the event that Price Waterhouse LLP determines that the actual Company net worth as of the Closing Date was less than the Certified Closing Net Worth, USOP shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholders setting forth (i) the determination made by Price Waterhouse LLP of the actual Company net worth (the "Actual Company Net Worth"), (ii) the Net Worth Adjustment Factor that would have been applicable pursuant to Section 1.3(c) had the Actual Company Net Worth been reflected on the Closing Financial Certificate instead of the Certified Closing Net Worth, and (iii) the number of additional shares of USOP Common Stock by which the Merger Consideration would have been reduced at Closing had the Actual Company Net Worth been used in the calculations pursuant to Section 1.3(c) (the "Adjustment Shares").

(c) The Stockholders' Representative, as defined in Section 1.7, shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify USOP if the Stockholders dispute such Financial Adjustment Notice. If USOP has not received notice of such a dispute within such 30-day period, USOP shall be entitled to receive from the Stockholders (which may, at USOP's sole discretion, be from the Pledged Amount as defined in Section 1.5) the number of shares that is equal to the Adjustment Shares. If, however, the Stockholders' Representative has delivered notice of such a dispute to USOP within such 30-day period, then USOP's chief financial officer and the Stockholders' Representative shall meet (by conference telephone call or in person at a mutually agreeable site) within one week after notice of a disagreement is given as provided herein. USOP's chief financial officer and the Stockholders' Representative shall attempt to make a final determination of the Adjustment Shares, if any.
If USOP's chief financial officer and the Stockholders' Representative do not reach agreement within a reasonable time, either or both of them shall give notice of an impasse, in which case they shall mutually agree on an independent accounting firm to review the Closing Financial Certificate and the Financial Adjustment Notice (and related information) to determine the amount, if any, of Adjustment Shares. In the event that USOP's chief financial officer and the Stockholders' Representative cannot agree on an independent accounting firm, Price Waterhouse LLP shall select such independent accounting firm. The determination of such independent accounting firm shall be final and binding on the parties hereto and upon such determination USOP shall be entitled to receive from the Stockholders (which may, at USOP's sole discretion, be from the Pledged Amount as defined in Section 1.5) the number of shares that is equal to the Adjustment Shares. The costs of the independent accounting firm shall be borne by the party (either USOP or the Stockholders as a group) whose determination of the Company's net worth at Closing was furthest from the determination of the independent accounting firm, or equally by USOP and the Stockholders in the event that the determination by the independent accounting firm is equidistant between the Certified Closing Net Worth and the Actual Company Net Worth.

1.5         PLEDGED AMOUNT.

(a) As collateral security for the payment of any post-Closing adjustment to the Merger Consideration under Section 1.4, or any indemnification obligations of the Stockholders pursuant to Section 8, each Stockholder shall, and by execution hereof does hereby, transfer, pledge and assign to USOP, for the benefit of USOP, a security interest in the following assets (collectively, the "Pledged Amount"):

(i) ten percent (10%) of the number of shares of USOP Common Stock such Stockholder is entitled to receive pursuant to the Merger as the same may have been adjusted pursuant to Section 1.3 or Section 1.4 hereof (collectively with respect to all Stockholders, the "Pledged Securities"), the certificates and instruments representing or evidencing such Stockholder's Pledged Securities;

(ii) all securities hereafter delivered to such Stockholder in substitution for such Stockholder's Pledged Securities, all certificates and instruments representing or evidencing such securities, and all non-cash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and in the event such Stockholder receives any such property, such Stockholder shall immediately deliver such property to USOP to be held hereunder as Pledged Securities; and

(iii) all non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

(b) Each certificate evidencing a Stockholder's Pledged Securities issued in his or her name in the Merger, shall, at the Closing, be delivered to such Stockholder, such certificate bearing a restrictive or cautionary legend imprinted by USOP's transfer agent at USOP's request.

(c) The Stockholders shall be entitled to exercise any voting powers incident to the Pledged Securities and all securities described in Section 1.5(a)(ii) and to receive and retain all cash dividends paid thereon.

(d) The Pledged Amount shall be available to satisfy any post-Closing adjustment to the Merger Consideration pursuant to Section 1.4 and any indemnification obligations of the Stockholders pursuant to Section 8 until the date which is one (1) year after the Effective Time or until completion of the First Audit (as defined in Section 8.2(c)), whichever is sooner (the "Release Date"). For purposes of the preceding sentence, the value per Pledged Security shall be the Average Closing Price. Promptly following the Release Date USOP shall cause such security interest to be released and such Pledged Securities to be reissued without such restrictive legend, less that number of Pledged Securities required by USOP to satisfy any post-Closing adjustment to the Merger Consideration under Section 1.4 and any indemnification obligations of the Stockholders pursuant to Section 8.

1.6         EXCHANGE OF CERTIFICATES.

(a) USOP TO PROVIDE COMMON STOCK. Promptly after the Effective Time, USOP shall cause to be made available the shares of USOP Common Stock issuable pursuant to Section 1.2 and the Merger Documents (defined below) in exchange for outstanding shares of capital stock of the Company, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.2(e).

(b) CERTIFICATE DELIVERY REQUIREMENTS. At the Effective Time, the Stockholders shall deliver to USOP the certificates (the "Certificates") representing Company Common Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers duly executed by the Stockholders, in each case with signatures guaranteed by a national bank or member firm of the New York Stock Exchange, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled.

The Stockholders shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates. The Certificates so delivered shall forthwith be canceled. Until delivered as contemplated by this Section 1.6(b), each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the number of shares of USOP Common Stock as provided by this Section l and the applicable provisions of the CBCA and the DGCL.

(c) NO FURTHER OWNERSHIP RIGHTS IN CAPITAL STOCK OF THE COMPANY. All USOP Common Stock delivered (including USOP Common Stock delivered pursuant to
Section 1.5(b) but withheld) upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and following the Effective Time, the Certificates shall have no further rights to, or ownership in, shares of capital stock of the Company. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.6.

(d) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, USOP shall cause payment to be made in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of USOP Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.2(e); provided, however, that USOP may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against USOP with respect to the certificates alleged to have been lost, stolen or destroyed.

(e)         NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.6, none of the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7         STOCKHOLDERS' REPRESENTATIVE.

(a) Each holder of Company Common Stock, by signing this Agreement, designates Vassilios Sirpolaidis or, in the event that Vassilios Sirpolaidis is unable or unwilling to serve, Lynne Sirpolaidis, to be the Stockholders' Representative for purposes of this Agreement. The Stockholders shall be bound by any and all actions taken by the Stockholders' Representative on their behalf.

(b) USOP and its representatives and agents shall be entitled to rely upon any communication or writings given or executed by the Stockholders' Representative. All notices to be sent to Stockholders pursuant to this Agreement may be addressed to the Stockholders' Representative and any notice so sent shall be deemed notice to all of the Stockholders hereunder. The Stockholders hereby consent and agree that the Stockholders' Representative is authorized to accept notice on behalf of the Stockholders pursuant hereto.

(c) The Stockholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders' Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Stockholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by the death or other event.

1.8 ACCOUNTING TERMS. Except as otherwise expressly provided herein, all accounting terms used in this Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.

2.          CLOSING

The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bryan Cave LLP, One Metropolitan Square, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102, on July 26, 1996, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as USOP, the Company and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date."

On the Closing Date, the articles of merger, certificate of merger, or other appropriate documents executed in accordance with the CBCA and the DGCL (the "Merger Documents"), together with any required officers' certificates, shall be filed with the Secretary of the State of the States of Colorado and Delaware in accordance with the provisions of the CBCA and the DGCL. The Merger shall become effective upon such filings or at such later time on the Closing Date as may be specified in such filings (the "Effective Time").

3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

To induce USOP and Newco to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company and the Stockholders, jointly and severally, represents and warrants to USOP and Newco as follows:

3.1 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company (a "Material Adverse Effect"). Schedule 3.l hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. The Company is in good standing as a foreign corporation in each jurisdiction it which it does business. The Company has delivered to USOP true, complete and correct copies of the Articles of Incorporation and Bylaws of the Company. Such Articles of Incorporation and Bylaws are collectively referred to as the "Charter Documents." The Company is not in violation of any Charter Documents. The minute books of the Company as previously made available to USOP (and as shall be delivered to USOP at Closing) are correct and, except as set forth in Schedule 3.1, complete in all material respects.

3.2 AUTHORIZATION; VALIDITY. The Company has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. The Company and each Stockholder has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and the Stockholders and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company and each Stockholder, enforceable in accordance with its terms.

3.3 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

(a) conflict with, or result in a breach or violation of any of the Charter Documents;

(b) other than such as would not, individually or in the aggregate, have a Material Adverse Effect, conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which the Company is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's properties pursuant to (i) any law or regulation to which either the Company or any of its property is subject, or
(ii) any judgment, order or decree to which the Company is bound or any of their respective property is subject;

(c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of the Company; or

(d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company is subject or by which the Company is bound (including without limitation the HSR Act, together with all rules and regulations promulgated thereunder).

3.4 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 50,000 shares of common stock, no par value, of which 415.6 shares are issued and outstanding, and no shares of Preferred Stock. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholders in the amounts set forth in Annex II free and clear of all liens, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company.

3.5 TRANSACTIONS IN CAPITAL STOCK; ACCOUNTING TREATMENT. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise become outstanding any shares of capital stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect
thereof.   Neither the voting stock structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger. As a result of the Merger, USOP will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

3.6 NO BONUS SHARES. None of the shares of Company capital stock was issued pursuant to awards, grants or bonuses.

3.7 SUBSIDIARIES. Except as set forth on Schedule 3.7, the Company has no subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

3.8 PREDECESSOR STATUS; ETC. Schedule 3.8 sets forth a listing of all names of all predecessor companies of the Company, including without limitation the names of any entities from whom the Company has acquired material assets. The Company has not at any time been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

3.9 SPIN-OFF BY THE COMPANY. There has not been any sale or spin-off of material assets of either the Company, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company ("Affiliates") within the two years prior to the date of this Agreement.

3.10 FINANCIAL STATEMENTS. Schedule 3.10 includes (a) true, complete and correct copies of the Company's unaudited Balance Sheet as of December 31, 1995 (the end of its most recent completed fiscal year), and Statement of Profit and Loss for the year ended December 31, 1995 (collectively, the "Reviewed Financials") and (b) true, complete and correct copies of the Company's unaudited Balance Sheet (the "April Balance Sheet") as of April 30, 1996 (the "Balance Sheet Date") and Statement of Income, for the four-month period then ended (collectively, the "Interim Financials," and together with the Reviewed Financials, the "Company Financial Statements"). Except as noted on the compilation report accompanying the Reviewed Financials, the Company Financial Statements have been prepared in accordance with GAAP consistently applied, subject, in the case of the Interim Financials to normal year-end audit adjustments, which individually or in the aggregate will not be material, and to the omission of footnote information. Each unaudited Balance Sheet included in the Company Financial Statements presents fairly the consolidated financial condition of the Company as of the date indicated thereon, and each of the Statements of Profit and Loss or of Income, included in the Company Financial Statements as well as the unaudited Statements of Income, for the years ended December 31, 1995 and December 31, 1994, which are included in Schedule 3.10, presents fairly the results of its consolidated operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies.

3.11        LIABILITIES AND OBLIGATIONS.

(a) The Company is not liable for or subject to any liabilities except for:

(i) those liabilities reflected on the April Balance Sheet and not previously paid or discharged;

(ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

(iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

For purposes of this Section 3.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(b) The Company has delivered to USOP, in the case of those liabilities which are not fixed or contested, a reasonable estimate of the maximum amount which may be payable.

3.12 ACCOUNTS AND NOTES RECEIVABLE. The Company has delivered to USOP an accurate list, as of a date not more than two business days prior to the date hereof, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Stockholders), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. All accounts receivable of the Company that are reflected on its books and records as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of any respective reserves shown as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.13 PERMITS. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses, franchises, the absence of any of which, individually or in the aggregate, could have a Material Adverse Effect (the "Material Permits"). The Material Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or not renew any Material Permit. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by any Material Permit.

3.14        ENVIRONMENTAL MATTERS.

(a) HAZARDOUS MATERIAL. Other than as set forth on Schedule 3.14(a), no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. Schedule 3.14(a) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on property currently owned or leased by the Company.

(b) HAZARDOUS MATERIALS ACTIVITIES. The Company has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) PERMITS. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. The Company (A) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the best of the Company's knowledge after due inquiry, there are no circumstances that may prevent or interfere with such compliance in the future.
Schedule 3.14(c) includes a listing and description of all Environmental Permits currently held by the Company.

(d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best knowledge of the Company and the Stockholders, threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) any material environmental liability including, without limitation, common law tort liability.

3.15 REAL AND PERSONAL PROPERTY. Schedule 3.15 sets forth an accurate list of all owned and leased real property, all personal property included in "fixed assets" on the April Balance Sheet and all other personal property owned or leased by the Company with a current book value in excess of $10,000 both (a) as of the Balance Sheet Date and (b) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and all real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company and also including an indication as to which assets are currently owned, or were formerly owned, by any Stockholder or business or personal affiliates of or any Stockholder or of the Company. All of the trucks and other material machinery and equipment of the Company listed on Schedule 3.15 are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 3.15 are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of their respective terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on Schedule 3.15. Schedule 3.15 also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company or the Surviving Corporation would require additional material expenditures of capital. The Company has good and insurable title to the real property owned and used in its business, including without limitation those reflected on Schedule 3.15 hereto, subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except for:

(a) mortgages and liens reflected on Schedules 3.11 and 3.15 as securing liabilities reflected on such Schedules (with respect to which liabilities no default exists);

(b) liens for current taxes not yet payable and assessments not in default; or

(c)         easements for utilities serving such real property only.

3.16        SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS.

(a) The Company has, prior to the date of this Agreement, delivered to USOP a complete and accurate list of all Significant Customers. For purposes of this Agreement, "Significant Customers" are those customers representing five percent (5%) or more of the Company's revenues for the 12 months ending on the Balance Sheet Date, or who have effected purchases from the Company of $100,000 or more in any of the past four fiscal quarters.

(b) Schedule 3.16 contains an accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company or any Subsidiary is a party or by which it or its properties are bound (including without limitation contracts with Significant Customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) that (i) may give rise to obligations or liabilities exceeding, during the current term thereof, $25,000,
(ii) generate revenues or income exceeding, during the current term thereof, $25,000, or (iii) to which any Affiliate of the Company is a party or any officer, director or Stockholder of the Company is a party (collectively, the "Material Contracts") as of the Balance Sheet Date and entered into since the Balance Sheet Date. The Company has delivered to USOP true, complete and correct copies of the Material Contracts.

(c) Except to the extent set forth on Schedule 3.16, (i) none of the Company's Significant Customers has canceled or substantially reduced, or is currently attempting or, to the knowledge of the Stockholders, threatening to cancel or substantially reduce, any purchases, (ii) the Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (iii) there are no Material Contracts that were not negotiated at arm's length with third parties not affiliated with the Company or any officer, director or Stockholder of the Company. The Company has received no material customer complaints concerning its products and/or services, nor has it had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material revenue by the Company.

(d) Each Material Contract, except those terminated pursuant to Section 6.16, is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or as are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Merger and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Company Third Party Consents"). All Company Third Party Consents are listed on Schedule 3.16.

(e) There is no contract or agreement which requires the Company to be a "women's business enterprise" ("WBE") or "woman-owned business concern" as defined in 48 C.F.R. ' 52.204-5 in order for such contract or agreement to be valid and enforceable by the Company; PROVIDED, HOWEVER, that no representation or warranty is made as to whether any current customer that is not contractually required to purchase goods or services from the Company will elect to purchase any quantity of goods or services from the Company following the Closing Date.

(f) The outstanding balance on all loans or credit agreements between the Company and any Person in which any of the Stockholders owns a material interest and the average amounts guaranteed by the Company from time to time for the benefit of any Person in which any of the Stockholders owns a material interest are set forth on Schedule 3.16.


3.17 INVENTORY. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purposes for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the April Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

3.18 INSURANCE. Schedule 3.18 sets forth an accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two policy years. The Company has delivered, prior to the date of this Agreement, true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. To the knowledge of the Stockholders, there have been no threatened terminations of or material premium increases with respect to any of such policies.

3.19 EMPLOYEE MATTERS. With respect to employees of and service providers to the Company:

(a) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company pending or, to the Company and the Stockholders' knowledge, threatened before the National Labor Relations Board or any other comparable authority;

(c) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's and the Stockholders' knowledge, threatened against or directly affecting the Company;

(d) to the Company's and the Stockholders' knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years;

(e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's and the Stockholders' knowledge, no claims therefor exist or have been threatened;

(f) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and

(g) all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

3.20 EMPLOYEE BENEFIT PLANS. All employee benefit plans, programs and policies (whether formal or informal, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by the Company for the benefit of any current or former employee of the Company or in which such employees are entitled to participate are listed in Schedule 3.20 (the "Benefit Plans"), and copies of all such written plans and policies, written descriptions of all such oral plans and policies, and all other documentation relating to such plans and policies have been delivered or made available to USOP.

(a) Each Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with the requirements of all applicable law, including without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA") the Code, and each Benefit Plan intended to qualify under section 401(a) of the Code so qualifies, and each trust which forms a part of any such plan is tax-exempt under section 501(a) of the Code.

(b) No Benefit Plan subject to Part 3 of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code.

(c) No liability has been incurred or is expected to be incurred under Title IV of ERISA to any party with respect to any Benefit Plan, or any other plan presently or heretofore maintained or contributed to by the Company, any predecessor to the Company or any entity that is or at any time was a member of a controlled group, as defined in Section 412(n) (6) (B) of the Code, which includes or included the Company ("Controlled Group Member").

(d) Neither the Company nor any Controlled Group Member has incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (1) of ERISA.

(e)         The "amount of unfunded benefit liabilities" within the meaning of section 4001(a) (18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA.

(f)         No Benefit Plan is a multiemployer plan within the meaning of section 3 (37) of ERISA.

(g) No Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Title I of ERISA or section 4980B of the Code.

(h) No material "reportable event" (within the meaning of section 4043 of ERISA) has occurred with respect to any Benefit Plan or any plan maintained by a Controlled Group Member since the effective date of said section 4043.

(i) No suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan.

(j) All contributions to Benefit Plans that were required to be made under such Benefit Plans have been made as of the Balance Sheet Date, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date and the Company will have performed by the Closing Date all material obligations required to be performed as of such date under Benefit Plans.

If reasonably requested by USOP, the Company will terminate any Benefit Plan substantially contemporaneously with the Closing.

3.21 CONFORMITY WITH LAW; LITIGATION. The Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect. There are no claims, actions, suits or proceedings, pending or, to the knowledge of the Stockholders, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties.

3.22        TAXES.

(a)         (i)     The Company has timely filed or will timely file all
requisite federal, state and other Tax (as defined below) returns, reports and forms ("Returns") for all periods ended on or before the Closing Date, and all such Tax Returns are true, correct and complete in all respects.

(ii) Except as set forth on Schedule 3.22, there are no examinations in progress or claims against the Company for Taxes for any period or periods and no notice of any claim for Taxes, whether pending or threatened, has been received.

(iii) The amounts shown as accruals for Taxes on the April Balance Sheet are sufficient for the payment of all applicable Taxes, whenever determined, for all fiscal periods or portions thereof ended on or before that date, and such accruals as adjusted through the Effective Time in accordance with past custom and practice of the Company will be sufficient for the payment of all applicable Taxes, whenever determined, for all fiscal periods or portions thereof ending on or before the Effective Time.

(iv) The Company has a taxable year ended on December 31, in each year commencing 1987.

(v) The Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five years.

(vi) The Company has paid or has fully accrued for, and will have withheld with respect to its employees, all federal and state income Taxes, FICA, FUTA and other Taxes required to be withheld, whenever determined, with respect to periods ending on or before the Closing Date.

(vii) Copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes and (iii) the Returns of the Company for the last fiscal year has been delivered to USOP.

(viii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes.

(ix) Neither the Company nor the Stockholders have any knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have an adverse effect on the Company.


(x) None of the Company's assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

(xi) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or 162 of the Code.

(xii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(xiii) The Company is not a party to a tax sharing, tax indemnity or allocation agreement nor does the Company owe any amount under any such agreement.

(xiv) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

(xv) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

(xvi) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of another person under Treas. Reg. ' 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(b) The Company has since June 1, 1987, been an S Corporation within the meaning of Section 1361 of the Code.

For purposes of this Agreement, the term "Tax" shall be understood to include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

3.23        GOVERNMENT CONTRACTS.

(a) Except as set forth on Schedule 3.23, the Company is not a party to any governmental contracts.

(b) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government, nor, to the knowledge of the Stockholders, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government.

(c) Except as set forth in Schedule 3.23, the Company has not been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Stockholders, has such audit or investigation been threatened.

(d) The Company has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government, relating to a contract.

(e) The Company has not, with respect to any contract, received a cure notice advising the Company that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

(f) The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government.

(g) No employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(h) Each of the Company's contracts has been issued, awarded or novated to the Company in the Company's name.

3.24 ABSENCE OF CHANGES. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and except as contemplated herein or as set forth on Schedule 3.24, there has not been:

(a) any change that by itself or together with other changes, has had or is likely to have a Material Adverse Effect;

(b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

(c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

(d) any declaration or payment of any dividend or distribution in respect of the capital stock, including Tax Distributions (as defined in Section 5.3(c) of the Agreement), or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

(e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

(f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;

(g) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of the Company to any person, including without limitation the Stockholders and their Affiliates (as defined in Section 5.8);

(h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of any Stockholders or any affiliate thereof, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

(k)         any waiver of any material rights or claims of the Company;

(l) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

(m) any transaction by the Company outside the ordinary course of business;

(n) any capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $10,000;

(o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

(p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for taxes not yet due and payable);

(q) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $50,000;

(r) any loan by the Company to any person or entity, incurring by the Company, of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

(s) the commencement or notice or, to the knowledge of the Stockholders, threat of commencement of any lawsuit or proceeding against or investigation of the Company or any of its affairs; or

(t) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through
(s) (other than negotiations with USOP and its representatives regarding the transactions contemplated by this Agreement).

3.25 BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule 3.25 sets forth an accurate list as of the date of this Agreement, of:

(a) the name of each financial institution in which the Company has any account or safe deposit box;

(b)         the names in which the accounts or boxes are held;

(c)         the type of account; and

(d) the name of each person authorized to draw thereon or have access thereto.

Schedule 3.25 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

3.26 RELATIONS WITH GOVERNMENTS. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

3.27 DISCLOSURE. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to USOP or Newco pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Stockholders and the Company contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Stockholders or the Company to USOP or Newco in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to either Stockholder that has specific application to either Stockholder or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Stockholder can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or any Schedule hereto.

3.28 POOLING REPRESENTATION LETTER. The Stockholders have delivered to Price Waterhouse LLP a pooling representation letter substantially in the form of Annex VI.

3.29 USOP PROSPECTUS; SECURITIES REPRESENTATIONS. Each Stockholder has received and reviewed a copy of the prospectus dated March 28, 1996 including all supplements thereto (as supplemented, "USOP Prospectus") contained in USOP's shelf registration statement on Form S-4. Each Stockholder (a) has such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of USOP Common Stock, (b) fully understands the nature, scope, and duration of the limitations on transfer contained in this Agreement, and (c) can bear the economic risk of any investment in the shares of USOP Common Stock and can afford a complete loss of such investment. Each Stockholder has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of USOP concerning the business, operations and financial condition of USOP. Neither Stockholder has any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of USOP Common Stock to be acquired by such Stockholder in the Merger. Each Stockholder acknowledges and agrees that USOP will not provide such Stockholder with a prospectus for such Stockholder's use in selling USOP Common Stock.

3.30 ABSENCE OF CLAIMS AGAINST COMPANY. Neither Stockholder has any claims against the Company.


3.31 COMPLETE COPIES OF MATERIALS. The Company has delivered to USOP and Newco true and complete copies of each agreement, contract, commitment or other document (or summaries of same) that is referred to in the Company Schedules or that has been requested by USOP and Newco or its counsel.

3.32        COMPANY FINANCIAL CONDITIONS. As of the Closing:

(a) the Company's net worth as of the last day of its most recent fiscal year, and the Company's net worth as of the Closing Date, are not less than $7,000,000;

(b) the Company's sales for the most recent fiscal year, and the Company's sales for the 12-month period ending as of the last day of the month immediately preceding the Closing Date, are not less than $28,000,000;

(c) the Company's earnings before interest and taxes for the most recent fiscal year, and the Company's earnings before interest and taxes for the 12-month period ending as of the last day of the month immediately preceding the Closing Date, are not less than ten percent (10%) of sales for the respective period; and

(d)         long-term debt as of the Closing Date is less than $250,000.

3.33        INTELLECTUAL PROPERTY.

(a) The Company (i) owns or (ii) possesses adequate, enforceable and transferable long-term licenses or other rights to use, without payment, all copyrights, patents, trade names, trade secrets, trademarks, franchises and similar rights now used or employed in the Company's business (the "Intellectual Property"), including without limitation the trademarks, tradenames, and service marks set forth on Schedule 3.33(a). The Company has taken all actions necessary to record, preserve and protect such licenses or other rights.

(b) No claim adverse to the interests of the Company in the Intellectual Property has been made in litigation or other proceedings to which the Company is a party or about which the Company has received written notice. No such claim has been threatened or asserted and no person has infringed or otherwise violated the Company's rights in any of the Intellectual Property.

3.34 NO PRESENT PLAN OR INTENTION TO SELL. The Stockholders have no present plan or intention to sell, exchange, or otherwise dispose of a number of shares of USOP Common Stock received in the Merger that would reduce their aggregate ownership of the USOP Common Stock received in the Merger to a number of shares having a value, computed as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Common Stock as of the same date.

4.          REPRESENTATIONS OF USOP AND NEWCO

To induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, each of USOP and Newco represents and warrants to the Company and the Stockholders as follows:

4.1 DUE ORGANIZATION. Each of USOP and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets, profits, or condition (financial or otherwise) of USOP and its subsidiaries, taken as a whole (a "USOP Material Adverse Effect"). Copies of the Certificate of Incorporation and the Bylaws, each as amended, of USOP and Newco (collectively, the "USOP Charter Documents") have been delivered to the Company. Neither USOP nor Newco is in violation of any USOP Charter Document.

4.2 USOP COMMON STOCK. The USOP Common Stock to be delivered pursuant to this Agreement to the Stockholders at the Closing Date will be duly authorized, validly issued shares of Common Stock of USOP, fully paid and nonassessable. Except as provided in this Agreement and any Affiliate Agreements executed in connection with this Agreement, there are no contractual restrictions or limitations on the transferability of the USOP Common Stock.

4.3 AUTHORIZATION; VALIDITY OF OBLIGATIONS. The representatives of USOP and Newco executing this Agreement have all requisite corporate power and authority to enter into and bind USOP and Newco to the terms of this Agreement, USOP and Newco have the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by USOP and Newco and the performance by each of USOP and Newco of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of USOP and Newco, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of each of USOP and Newco enforceable in accordance with its terms.

4.4 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated here by and the fulfillment of the terms hereof will not:

(a) conflict with, or result in a breach or violation of the USOP Charter Documents;

(b) other than such as would not, individually or in the aggregate have a USOP Material Adverse Effect, conflict with, or result in a default (or would constitute a default but for and requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either USOP or Newco is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of USOP's or Newco's properties pursuant to (i) any law or regulation to which either USOP or Newco or any of their respective property is subject, or (ii) any judgment, order or decree to which USOP or Newco is bound or any of their respective property is subject;

(c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of USOP or Newco ("USOP Third Party Consents"); or

(d) violate any law, order, judgment, rule, regulation, decree or ordinance to which USOP or Newco is subject or by which USOP or Newco is bound (including without limitation the HSR Act, together with all rules and regulations promulgated thereunder).

4.5 CAPITALIZATION OF USOP AND OWNERSHIP OF USOP STOCK. The authorized capital stock of USOP consists of 100,000,000 shares of Common Stock and 500,000 shares of Preferred Stock. 34,984,697 shares of USOP Common Stock and no shares of Preferred Stock were outstanding on July 24, 1996. The authorized capital stock of Newco consists of 1,000 shares of Common Stock, of which 100 shares are outstanding. All of the issued and outstanding shares of Newco are owned beneficially, and of record by USOP. All of the shares of USOP Common Stock to be issued to the Stockholders in accordance herewith will be offered, issued, sold and delivered by USOP in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares was or will be issued in violation of the preemptive rights of any stockholder of USOP.

4.6 POOLING LETTER. USOP has received a letter from Price Waterhouse LLP, its independent accountants, stating their concurrence as to the appropriateness of USOP, Newco and the transactions contemplated by this Agreement all qualifying for pooling of interests accounting treatment in accordance with GAAP.

4.7 CONFORMITY WITH LAW; LITIGATION. Neither USOP nor Newco has violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a USOP Material Adverse Effect. There are no claims, actions, suits or proceedings, pending or, to the knowledge of USOP and Newco, threatened against or affecting USOP or Newco at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them that would have a USOP Material Adverse Effect and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against USOP or Newco or against any of the properties of either of them which would have a USOP Material Adverse Effect.

4.8 USOP PROSPECTUS. The USOP Prospectus, in the form delivered to the Stockholders pursuant to Section 3.29 hereof does not, at the date thereof or, as amended or supplemented through the Closing Date, will not at the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light or the circumstances under which they were made, not misleading.

4.9 DISCLOSURE. No representation or warranty by USOP and Newco contained in this Agreement or in any certificate furnished or to be furnished by USOP or Newco to the Stockholders or the Company in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits to state any material fact required o make the statements herein or therein contained not misleading.

5.          COVENANTS

5.1         ACCESS TO INFORMATION; CONFIDENTIALITY.

(a) Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of USOP access to (a) all of the sites, properties, books and records of the Company and
(b) such additional financial and operating data and other information as to the business and properties of the Company as USOP may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry. The Stockholders and the Company will cooperate with USOP, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with this Agreement. No information or knowledge obtained in any investigation pursuant to this Section
5.1 shall affect or be deemed to
modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

(b) Each of the Stockholders recognizes and acknowledges that he or she has in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company's and USOP, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company and USOP's respective businesses. Each of the Stockholders agrees that he or she will not disclose confidential information with respect to the Company or USOP or its subsidiaries to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of USOP and to counsel and other advisers, PROVIDED that such advisers (other than counsel) agree to the confidentiality provisions of this Section 5.1(b), unless (i) such information becomes known to the public generally through no fault of either Stockholder, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, PROVIDED, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Stockholder (as applicable) shall, if possible, give prior written notice thereof to USOP and provide USOP with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

(c) Each of USOP and Newco recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's business. Each of USOP and Newco agree that, unless there is a Closing, they will not disclose confidential information with respect to the Company to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Company and to counsel and other advisers, PROVIDED that such advisers (other than counsel) agree to the confidentiality provisions of this Section 5.1(c), unless (i) such information becomes known to the public generally through no fault of USOP or Newco, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, PROVIDED, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, USOP shall, if possible, give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

5.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date hereof and the Effective Time, the Company will:

(a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

(b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

(c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

(d) keep in full force and effect present insurance policies or other comparable insurance coverage;

(e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

(f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

(g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

(h) maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders) in accordance with past practice.

5.3 PROHIBITED ACTIVITIES. Between the date hereof and the Effective Time, the Company will not, without the prior written consent of USOP:

(a) make any change in its Articles of Incorporation or Bylaws, or authorize or propose the same;

(b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

(c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock (provided that the Company may make a dividend distribution to the Stockholders prior to the Closing in an amount necessary to cover the Stockholders' state and federal income tax obligations associated with their deemed income by virtue of their position as stockholders of the Company for the period commencing January 1, 1996 through the Closing Date (exclusive of any amounts distributed prior to the date of this Agreement to the Stockholders to cover such tax obligations) (the "Tax Distribution"));

(d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business (consistent with past practice) in an amount in excess of $10,000, including contracts to provide services to customers;

(e) increase the compensation payable or to become payable to any officer, director, Stockholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay;

(f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

(g) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

(h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

(i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

(j) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(k) commit a breach of or amend or terminate any material agreement, permit, license or other right;

(l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Company or any officer, director or Stockholder of the Company or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

(m)      commence a lawsuit other than for routine collection of bills;

(n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(o) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any tax return (other than any estimated tax returns, payroll tax returns or sale tax returns) or any amendment to a tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of USOP; or

(p) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.3(a) through (o) above, or any action which would make any of the representations and warranties of the Company and the Stockholders contained in this Agreement untrue or result in any of the conditions set forth in Sections 6 and 7 not being satisfied.

5.4 EXCLUSIVITY. None of the Stockholders, the Company, or any agent, officer, director or any representative of the Company or any Stockholder will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person other than USOP relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination of the Company. In addition to the foregoing, if the Company or any Stockholder receives any unsolicited offer or proposal, or has actual knowledge of any unsolicited offer or proposal, relating to any of the above, the Company or such Stockholder shall immediately notify USOP thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

5.5      RESERVED.

5.6 NOTIFICATION OF CERTAIN MATTERS. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.6 shall not, without the express written consent of the other parties be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Sections 6 and 7, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.7 COOPERATION IN OBTAINING REQUIRED CONSENTS AND APPROVALS. Each party hereto shall cooperate in obtaining all consents and approvals required by
Section 6.5 (which shall nonetheless continue to be the responsibility of the Stockholders and the Company), including without limitation Company Third Party Consents set forth on Schedule 3.16, and Section 7.4 (which shall nonetheless continue to be the responsibility of USOP), including without limitation USOP Third Party Consents. In connection therewith, if required, the Company, the Stockholders and USOP shall file all notices and other information and documents required under the HSR Act (as defined in Section 5.13) as promptly as practicable after the date hereof.

5.8 AFFILIATE AGREEMENTS. The Stockholders are the only persons who are, in the reasonable judgment of the Company and each of the Stockholders, affiliates of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act of 1933, as amended ("Rule 145"). Each of the Stockholders has executed an Affiliate Agreement in the form attached as Annex III. USOP and Newco shall be entitled to place appropriate legends on the certificates evidencing any USOP Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for USOP Common Stock, consistent with the terms of such Affiliate Agreements.

5.9 POOLING ACCOUNTING. USOP, the Stockholders and the Company shall each use commercially reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of USOP, the Stockholders and the Company shall use commercially reasonable efforts to cause its Affiliates not to take any action that would adversely affect the ability of USOP to account for the business combination to be effected by the Merger as a pooling of interests.

5.10 TAX RETURNS. The Stockholders shall timely file or cause to be filed all federal and state Tax Returns of the Company for taxable periods ending on or prior to the Effective Time and have paid or will pay all Taxes (as defined in Section 3.22) attributable to such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by USOP. After the Effective Time, USOP and the Company, on the one hand, and the Stockholders, on the other hand, will make available to the other, as reasonably requested, all information, records or documents in their possession or control relating to the liability for Taxes of the Company for all periods prior to or including the Effective Time and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

5.11 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to USOP a properly executed statement in a form reasonably acceptable to USOP for purposes of satisfying USOP's obligations under Treas. Reg. Sec. 1.1445-2(c)(3).

5.12 TAX DISTRIBUTION. The balance sheet of the Company as of the Closing Date will reflect an accrual for the estimated Tax Distribution, if any, through such date (the "Accrued Amount"). The parties agree that following the Closing Date, the Company shall pay to the Stockholders the Tax Distribution (exclusive of any amounts previously paid as a Tax Distribution) up to a maximum amount equal to the Accrued Amount.

5.13 HSR. The Stockholders and USOP shall promptly file, or cause to be filed, with the Department of Justice and the Federal Trade Commission the Notification and Report Form (if any) required of such party by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations of the Federal Trade Commission promulgated thereunder with respect to the transactions contemplated hereby.

5.14 OPTIONS. An amount of options shall be made available for allocation to key employees by the Company's president in an amount not to exceed six and one-quarter percent (6.25%) of the total number of shares of USOP Common Stock issued in the transaction.

5.15     RESERVED.

5.16 CREDIT AGREEMENTS, GUARANTEES. Within ninety (90) days of the date hereof, the Stockholders will terminate any and all agreements or guarantees described in Section 3.16(f), unless this covenant is waived by USOP.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF USOP AND NEWCO

The obligation of USOP and Newco to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by each of the Stockholders shall have been delivered to USOP.

6.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USOP's proposed acquisition of the Company, or limiting or restricting USOP's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending or threatened against USOP, Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

6.3 EMPLOYMENT AGREEMENTS. Vassilios Sirpolaidis shall have entered into an employment agreement with the Company substantially in the form attached as Annex IV.A. Lynne Sirpolaidis shall have entered into an employment agreement with the Company substantially in the form attached as Annex IV.B.

6.4 OPINION OF COUNSEL. USOP shall have received an opinion from counsel to the Company and the Stockholders, dated the Closing Date, in the form attached as Annex V.

6.5 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency or third party (with respect to Material Contracts, as defined in Section 3.16, and including without limitation any Company Third Party Consents), relating to the consummation by the Company and the Stockholders of the transactions contemplated hereby shall have been obtained and made.

6.6 CHARTER DOCUMENTS. The Company shall have delivered to USOP (a) a copy of the Articles of Incorporation of the Company certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of the Company certified by the Secretary of the Company, and such documents shall be in form and substance reasonably acceptable to USOP and its counsel.

6.7 INSURANCE. The Company shall have delivered to USOP evidence that USOP has been added as an additional named insured on all liability insurance policies of the Company.

6.8 ACCOUNTANT'S LETTER WITH RESPECT TO POOLING OF INTEREST ACCOUNTING TREATMENT. USOP shall have received a letter from Price Waterhouse LLP stating its concurrence, as of the Closing Date, as to the appropriateness of USOP, Newco and the transactions contemplated by this Agreement qualifying for pooling of interests accounting treatment in accordance with GAAP.

6.9 DUE DILIGENCE REVIEW. USOP shall be fully satisfied in its sole discretion with the results of its review of, and its other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company.

6.10 EMPLOYEE BENEFIT PLANS. If reasonably requested by USOP, the Company will terminate any Company Plan or Company Benefit Arrangement substantially contemporaneously with the Closing.

6.11     NO MATERIAL ADVERSE CHANGE. There have been no Material Adverse
Effects and no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company shall have occurred since the Balance Sheet Date; and USOP shall have received a certificate signed on behalf of the Company and by the Stockholders dated the Closing Date to such effect.

6.12 AFFILIATE AGREEMENTS. USOP shall have received from each of the Affiliates of the Company an executed Affiliate Agreement which shall be in full force and effect.

6.13 S CORPORATION STATUS. The Company shall have maintained its status as an S Corporation for federal and state income tax purposes.

6.14 DELIVERY OF CLOSING FINANCIAL CERTIFICATE. USOP shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company and by each of the Stockholders, setting forth:

(a) the net worth of the Company as of the last day of its most recent fiscal year (the "Certified Year-End Net Worth");

(b) the net worth of the Company as of the Closing Date (the "Certified Closing Net Worth");

(c) the sales of the Company for the most recent fiscal year preceding the Closing Date (the "Certified Year-End Sales");

(d) the sales of the Company for the twelve-month period ending as of the last day of the month immediately preceding the Closing Date (the "Certified Closing Sales");

(e) the earnings of the Company before interest and taxes (net of "add-backs" agreed upon between USOP and the Stockholders prior to the date of this Agreement) for the most recent fiscal year preceding the Closing Date (the "Certified Year-End Profits");

(f) the earnings of the Company before interest and taxes (net of "add-backs" agreed upon between USOP and the Stockholders prior to the date of this Agreement) for the twelve-month period ending as of the last day of the month immediately preceding the Closing Date (the "Certified Closing Profits"); and

(g) the Company's long-term debt (including current portion) as of the Closing Date (the "Certified Closing Long-Term Debt").

The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth and the Certified Closing Profits, the Company shall take into account all Tax Distributions, but shall exclude any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) accounted for after May 31, 1996.

6.15 HSR. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission and not withdrawn or terminated that challenges or seeks to enjoin the consummation of the transactions contemplated hereby.

6.16 RELATED PARTY AGREEMENTS. USOP shall have received sufficient evidence that any Material Contracts to which any Affiliate of the Company is a party or any officer, director or Stockholder of the Company is a party, which USOP requests the Company or Stockholders to terminate, have in fact been terminated at no cost or expense to the Company without the express prior written approval of USOP.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND THE
COMPANY

The obligation of the Stockholders and the Company to effect the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of USOP and Newco contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by USOP and Newco on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of USOP shall have been delivered to the Company and the Stockholders.

7.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USOP's proposed acquisition of the Company, or limiting or restricting USOP's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against USOP, Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the USOP and its subsidiaries taken as a whole.

7.3 EMPLOYMENT AGREEMENTS. The Company shall have afforded (a) Vassilios Sirpolaidis an opportunity to enter into an employment agreement substantially in the form of Annex IV.A, and (b) Lynne Sirpolaidis an opportunity to enter into an employment agreement substantially in the form of Annex IV.B.

7.4 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency or third party relating to the consummation by USOP and Newco of the transactions contemplated herein shall have been obtained and made.

7.5      RESERVED.

7.6 NO MATERIAL ADVERSE CHANGE. There have been no USOP Material Adverse Effects and no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of USOP and its subsidiaries, taken as a whole, shall have occurred since the date of the latest supplement to the USOP Prospectus received by the Stockholders; and the Stockholders shall have received a certificate signed on behalf of USOP dated the Closing Date to such effect.

7.7 HSR. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission and not withdrawn or terminated that challenges or seeks to enjoin the consummation of the transactions contemplated hereby.

8.       INDEMNIFICATION

8.1 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. Each Stockholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless USOP, Newco and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "USOP Indemnified Party" and collectively, "USOP Indemnified Parties") from, against and in respect of:

(a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the USOP Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(i) any breach of any representation or warranty of the Stockholders or the Company set forth in this Agreement or any schedule or certificate, delivered by or on behalf of any Stockholder or the Company in connection herewith;

(ii) any nonfulfillment of any covenant or agreement on the part of the Stockholders or, prior to the Effective Time, the Company, in this Agreement;

(iii) the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's directors, officers, shareholders, employees or agents prior to the Closing Date, except as otherwise disclosed in the Company Financial Statements, this Agreement or the schedules to this Agreement; or

(iv)     the matters disclosed on Schedule 3.1 (due organization),
Schedule 3.21 (conformity with law, litigation), the matters disclosed in
Schedule 3.14 and the potential environmental liabilities identified in
Schedule 8.1(a)(iv); or

(v)      reserved; or

(vi) any amounts that, within ninety (90) days of the date hereof, are not repaid in full to the Company under the loans or credit agreements described in Section 3.16(f) and any amounts that the Company pays under the guarantees described in such Section (and upon such payment, any rights of the Company under the applicable loans, credit agreements or guarantees shall be assigned to the Stockholders);

(b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

8.2      LIMITATION AND EXPIRATION. Notwithstanding the above:

(a) there shall be no liability for indemnification under Section 8.1 unless, and solely to the extent that, the aggregate amount of Damages exceeds $400,000 (the "Indemnification Threshold"), provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Merger Consideration as set forth in Sections 1.3 and 1.4 or (ii) Damages arising out of any breaches of the covenants of the Stockholders set forth in this Agreement or matters covered by Section 3.21 (conformity with law; litigation), Section 3.16 (significant customers; material contracts and commitments) ;

(b)      the aggregate amount of the Stockholders' liability under this
Section 8 shall not exceed the Merger Consideration, as adjusted pursuant to
Section 1.3 and Section 1.4, valued at the Average Closing Price; PROVIDED, HOWEVER, that liability for Damages described in Section 8.1(a)(vi) shall not be so limited and shall not count toward the limitation on liability set forth in this Section;

(c) the indemnification obligations under this Section 8 shall terminate as follows: (i) with respect to claims of a nature and of sufficient materiality typically expected to be encountered in the audit process, on the later of (x) the date of completion of the first independent audit of financial statements containing combined operations of USOP and the Company (the "First Audit") or (y) the final resolution of any Claims pending on the date of the completion of the First Audit; and (ii) with respect to all claims other than those referred to in clause (i), on the later of (x) twelve
(12) months after the Effective Time (the "First Anniversary") or (y) the final resolution of any and all Claims under this Agreement pending as of the First Anniversary. The term "Indemnification Deadline Date" refers to the dates specified in subclause (x) of clauses (i) and (ii) above, and the term "Pending Claims" refers to the Claims referred to in subclause (y) of clauses
(i) and (ii) above. From and after the applicable Indemnification Deadline Date, the indemnification obligations under this Section 8 shall survive only to the extent of Pending Claims;

(d) the Indemnification Deadline Date shall not apply to the potential environmental liabilities identified in Schedule 8.1(a)(iv) and the liabilities described in Section 8.1(a)(vi), and the Stockholders' indemnification obligations with respect to those matters shall survive until the expiration of the applicable statute of limitations;

(e) for purposes of the indemnity in this Section 8, all representations contained in Section 3 are made without any limitations as to materiality; and

(f) for purposes of this Agreement, the parties acknowledge that the Stockholders acquired control of the Company on March 6, 1978 (the "Control Acquisition Date"), and shall, therefore, not be liable for fraud or intentional misrepresentation with respect to any failure to disclose information not known to the Stockholders or within their custody and control otherwise required to be disclosed under Sections 3.8, 3.14, 3.15 or 3.22(a)(xvi), regarding periods prior to the Control Acquisition Date.

8.3      GENERAL INDEMNIFICATION BY USOP.

(a) USOP covenants and agrees to indemnify, defend, protect and hold harmless each Stockholder and the officers, directors, employees, assigns, successors and affiliates of the Company and, if there shall not be a Closing, the Company (individually, a "Stockholder Indemnified Party" and collectively, "Stockholder Indemnified Parties") from and against:

(i) all Damages suffered, sustained, incurred or paid by the Stockholder Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(A) any breach of any representation or warranty of USOP or Newco set forth in this Agreement or any certificate delivered by or on behalf of USOP or Newco in connection herewith;

(B) any nonfulfillment of any covenant or agreement on the part of USOP or Newco in this Agreement; and

(C) the loss of tax-free reorganization status for the transactions contemplated herein as a result of (1) the failure of USOP to retain control of the Company within the meaning of section 368(c) of the Internal Revenue Code of 1986, as amended, (2) the reacquisition of any of the USOP Common Stock issued in the Merger, (3) the liquidation or other merger of the Company into another corporation, (4) the failure to continue the Company's historic business or use of a significant portion of its historic business assets in a business within the meaning of Treas. Reg. Sec. 1.368-1(d), or
(5) the disposition of any material part of the assets of the Company; and

(D) the business, operations or assets of the Surviving Corporation after the Closing Date, except (1) for matters that are covered by clauses
(i) through (iii) of Section 8.1(a) hereof or (2) to the extent arising out of the act or omission of any Stockholder; and

(ii) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.3.

(b)      There shall be no liability for indemnification under this Section
8.3 unless, and solely to the extent that, the aggregate amount of Damages under this Section 8.3 exceeds the Indemnification Threshold, as defined in
Section 8.2(a); provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Merger Consideration; and (ii) Damages arising out of any breaches of the covenants of USOP set forth in this Agreement or matters covered by Section 4.7 (conformity with law; litigation).

(c) The aggregate amount of USOP's liability under this Section 8.3 shall not exceed a dollar amount equal to the Merger Consideration, as adjusted pursuant to Section 1.3 and Section 1.4, valued at the Average Closing Price.

(d) The indemnification obligations under this Section 8.3 shall terminate on the Indemnification Deadline Date, as defined in Section 8.2(c).

(e) For purposes of the indemnity in this Section 8, all representations contained in Section 4 are made without any limitations as to materiality.

8.4 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Section 8 ("Claims") shall be asserted and resolved as follows:

(a) In the event that any USOP Indemnified Party or Stockholder Indemnified Party (the "Indemnified Party") has a Claim against any party obligated to provide indemnification pursuant to Section 8.1 or 8.3 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to the Stockholders' Representative or USOP, as the case may be. If the Stockholders' Representative (if the Indemnifying Party is one or both of the Stockholders) or USOP (if USOP is the Indemnifying Party) does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.4(a), the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The actions and decisions of the Stockholders' Representative shall be binding upon all Stockholders.

(b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Stockholders' Representative (if the Indemnifying Party is one or both of the Stockholders) or USOP (if USOP is the Indemnifying Party) of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The actions and decisions of the Stockholders' Representative shall be binding upon all Stockholders. The Stockholders' Representative (if the Indemnifying Party is one or both of the Stockholders) or USOP (if USOP is the Indemnifying Party) shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not such party disputes the liability to the Indemnified Party hereunder with respect to such Claim and (ii) if such party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that such party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that Stockholders' Representative (if the Indemnifying Party is one or both of the Stockholders) or USOP (if USOP is the Indemnifying Party) notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, such party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by such party to a final conclusion, PROVIDED that, unless the Indemnified Party otherwise agrees in writing, such party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Stockholders' Representative (if the Indemnifying Party is one or both of the Stockholders) or USOP (if USOP is the Indemnifying Party) elects not to defend the Indemnified Party against such Claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

(c) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Stockholders' Representative (if the Indemnifying Party is one or both of the Stockholders) or USOP (if USOP is the Indemnifying Party), any such Claim seeks material prospective relief which could have a materially adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of any Indemnified Party, or, in the case of Section 8.1, the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Stockholders' Representative (if the Indemnifying Party is one or both of the Stockholders) or USOP (if USOP is the Indemnifying Party) shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

(d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

(e) The Indemnified Party's failure to give reasonably prompt notice as required by this Section 8.4 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(f) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under Section 8, PROVIDED that no Indemnifying Party shall be obligated to seek any payment pursuant to the terms of any insurance policy.

8.5 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants made by the Company, the Stockholders, USOP and Newco in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made as of the Closing Date, and, for purposes of asserting Claims under this Section 8, will survive the Closing and will remain in effect until, and will expire upon, the Indemnification Deadline Date; PROVIDED, HOWEVER, that the indemnification obligations with respect to any Pending Claim (and the related representations, warranties and covenants) will survive until the final resolution of such Pending Claim.

8.6 RIGHT TO SET OFF. USOP shall have the right, but not the obligation, to set off, in whole or in part, amounts finally determined under Section 8.4 to be owed to USOP by the Stockholders under Section 8.1 hereof, against the Pledged Amount.

8.7 EXCLUSIVE REMEDIES. The indemnification provided for in this Section 8 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement or to bring an action for fraud.

9.       NONCOMPETITION

9.1 PROHIBITED ACTIVITIES. No Stockholder will, for a period of four years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself, herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

(a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with USOP, within 100 miles of anywhere where USOP conducts business as of the Closing Date (the "Territory");

(b) call upon any person who is, at that time, within the Territory, an employee of USOP in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of USOP;

(c) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of USOP within the Territory for the purpose of soliciting or selling products or services in competition with USOP within the Territory; or

(d) call upon any prospective acquisition candidate, on the Stockholder's own behalf or on behalf of any competitor, which candidate was, to the knowledge of such Stockholder, either called upon by USOP or for which USOP made an acquisition analysis, for the purpose of acquiring such entity. Each Stockholder, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with any prospective acquisition candidate upon being informed that USOP had called upon such candidate or made an acquisition analysis thereof.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit (i) either Stockholder from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter; or (ii) Lynne Sirpolaidis from directly or indirectly acting as an officer or director of, or providing managerial or consulting assistance to, or owningshares of Town & Country Business Products, Inc., a Minnesota corporation ("Town & Country"); or, for a period of 90 days following the Closing Date, Vassilios Sirpolaidis from providing managerial or consulting assistance to Town & Country and, thereafter, from providing informal occasional advice to Lynne Sirpolaidis concerning Town & Country. For purposes of this Section 9, the term "USOP" includes all subsidiaries of USOP (including without limitation the Company and any companies USOP has resolved to acquire).

9.2 CONFIDENTIALITY. Each Stockholder recognizes that by reason of his or her ownership of the Company and his or her employment by the Company, he or she has acquired confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company and USOP that he or she will not at any time, except in performance of Stockholder's obligations to the Company or with the prior written consent of the Company pursuant to authority granted by a resolution of the Board, directly or indirectly, disclose any secret or confidential information that he or she may learn or has learned by reason of his or her ownership of the Company or his or her employment by the Company, or any of its subsidiaries and affiliates, or use any such information in a manner detrimental to the interests of the Company.
 The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's management with respect to the Company's, or any of its affiliates' or subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

9.3 DAMAGES. Because of the difficulty of measuring economic losses to USOP as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to USOP for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by USOP in the event of breach by such Stockholder, by injunctions and restraining orders.

9.4 REASONABLE RESTRAINT. The parties agree that the foregoing covenants in this Section 9 impose a reasonable restraint on each Stockholder in light of the activities and business of USOP on the date of the execution of this Agreement and the current plans of USOP; but it is also the intent of USOP and each Stockholder that such covenants be construed and enforced in accordance with the changing activities and business of USOP throughout the term of this covenant. The parties further agree that so long as a Stockholder is not an employee of the Company, in the event a Stockholder shall enter into a business or pursue other activities not in competition with USOP or similar activities or business in locations the operation of which, under such circumstances, does not violate Section 9.1(a) or the terms of any employment agreement with USOP, such Stockholder shall not be chargeable with a violation of this Section 9 if USOP shall thereafter enter the same, similar or a competitive (a) business, (b) course of activities or
(c) location, as applicable.

9.5 SEVERABILITY; REFORMATION. The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

9.6 INDEPENDENT COVENANT. All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against USOP, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by USOP of such covenants. The parties expressly acknowledge that the terms and conditions of this
Section 9 are independent of the terms and conditions of any other agreements. It is specifically agreed that the period of four years stated at the beginning of this Section 9 during which the agreements and covenants of the Stockholder made in this Section 9 shall be effective, shall be computed by excluding from such computation any time during which the Stockholder is found by a court of competent jurisdiction to have been in violation of any provision of this Section 9. The covenants contained in
Section 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

9.7 MATERIALITY. The Company and each Stockholder hereby agree that the covenants set forth in this Section 9 are a material and substantial part of the transactions contemplated by this Agreement.

10.      GENERAL

10.1 ACCOUNTS RECEIVABLE. In the event that all accounts and notes receivable of the Company as of the Closing Date are not collected in full within 120 days after the Closing then, at the request of the Surviving Corporation, the Stockholders shall pay (based on their percentage ownership of the Company immediately prior to the Effective Time) the Surviving Corporation an amount equal to the receivables not so collected, less an allowance for doubtful accounts equal to $225,000, and upon receipt of such payment the Surviving Corporation shall assign to the Stockholders making the payment all of their rights with respect to the uncollected accounts and notes receivable giving rise to the payment and shall also thereafter promptly remit any excess collections received by it with respect to such assigned receivables. If and when the amount subsequently collected by Stockholders with respect to the assigned receivables equals (a) the payment made therefor plus (b) the costs and expenses reasonably incurred by the Stockholders in the collection of such assigned receivables, the Stockholders shall reassign to the Surviving Corporation all of such assigned receivables as have not been collected in full by the Stockholders and shall also thereafter promptly remit any excess collections received by them. Upon the written request of the Surviving Corporation, the Stockholders shall provide it with a status report concerning the collection of assigned receivables.

10.2 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

(a)      by mutual consent of the boards of directors of USOP and the Company;
or

(b) by the Stockholders and the Company as a group, on the one hand, or by USOP, on the other hand, if the Closing shall not have occurred on or before July 26, 1996; provided that the right to terminate this Agreement under this
Section 10.2(b) shall not be available to either party (with the Stockholders and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c) by the Stockholders and the Company as a group, on the one hand, or by USOP, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

(d) by the Stockholders and the Company as a group, on the one hand, or by USOP, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make the consummation of the Merger illegal.

10.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.2, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence,
(i) the provisions of this Section 10.3 and Section 8 (indemnification), Section 5.1(b) and (c) (confidentiality) and the other provisions of Section 10 (including without limitation brokers and expenses), shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and
(iii) in the event of termination of this Agreement pursuant to Section 10.2(c) above, then notwithstanding the provisions of Section 10.9 below, the breaching party (with the Stockholders and the Company deemed to be a single party for purposes of this Section 10.3), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

10.4 COOPERATION. The Company, Stockholders, USOP and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company will execute any documentation reasonably required by USOP's independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq National Market. The Stockholders and the Company will also cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with USOP on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

10.5 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of USOP, and the heirs and legal representatives of the Stockholders.

10.6 ENTIRE AGREEMENT. This Agreement (which includes the Schedules, Annexes and Exhibits hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. A specific disclosure in any Schedule or closing document shall be deemed a disclosure on all relevant Schedules and closing documents to the extent such disclosure is responsive to the requirements of such other Schedules or closing documents.

10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

10.8 BROKERS AND AGENTS. USOP and Newco (as a group) and the Company and each Stockholder (as a group) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all loss, damages or expense relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such indemnifying party.

10.9 EXPENSES. USOP has and will pay the fees, expenses and disbursements of USOP and Newco and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and not the Company) have and will pay the fees, expenses and disbursements of the Stockholders, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

10.10 SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 5.1(b) and
(c) and the noncompetition provisions set forth in Section 9. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties covenants and agreements contained in this Agreement.

10.11 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

If to USOP, Newco or the Surviving Corporation to:

U.S. Office Products Company
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attn: Mark D. Director, Esq.
Executive Vice President and General Counsel
(Telefax:  (202) 628-9509)

with a required copy to:

Wilmer, Cutler & Pickering
2445 M Street, N.W.
Washington, D.C.  20037
Attn:    George P. Stamas, Esq.
Eric R. Markus, Esq.
(Telefax:  (202) 663-6363)

If to any Stockholder to:

Vassilios Sirpolaidis
Lynne Sirpolaidis

Mile High Office Supply Co.
60 Tejon Street
Denver, CO 80223
Attn: Vassilios Sirpolaidis
(Telefax:   (303) 744-3594)

Marked:  ADDRESSEE ONLY
         PERSONAL AND CONFIDENTIAL

with a required copy to:

Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102
Attn:    Frank P. Wolff, Jr., Esq.
James A. Kearns III, Esq.
(Telefax:  (314) 259-2020)


or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

10.12 GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of Delaware.

10.13 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.4.

10.14 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner of any party hereto or any other person or entity.

10.15 MUTUAL DRAFTING. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

10.16 FURTHER REPRESENTATIONS. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

10.17 AMENDMENT; WAIVER. This Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.18 PUBLIC DISCLOSURE. Prior to the Effective Time, neither the Company nor either Stockholder shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by USOP in writing. USOP agrees to keep the Company and the Stockholders apprised in advance of any disclosure of the subject matter of this Agreement by USOP.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                             U.S. OFFICE PRODUCTS COMPANY


                             By:/s/ Mark D. Director
                                -----------------------------------------------
                                  Mark D. Director
                                  Executive Vice President and General Counsel



                             MILE HIGH OFFICE SUPPLY CO.


                             By:/s/ Vassilios Sirpolaidis
                                -----------------------------------------------
                                  Vassilios Sirpolaidis, President



                             MHOS ACQUISITION CORP.


                             By:/s/ Mark D. Director
                                -----------------------------------------------
                                  Mark D. Director, President



                             STOCKHOLDERS:


                             /s/ Vassilios Sirpolaidis
                             --------------------------------------------------
                             Vassilios Sirpolaidis


                             /s/ Lynne Sirpolaidis
                             --------------------------------------------------
                             Lynne Sirpolaidis

                                       ANNEX I

                             PLAN AND AGREEMENT OF MERGER

    THIS PLAN AND AGREEMENT OF MERGER (the "Merger Plan") is made and entered into as of July 26, 1996, by and between MHOS Acquisition Corp. ("Newco"), a Delaware corporation and a newly-formed, wholly-owned subsidiary of U.S. Office Products Company, a Delaware corporation ("USOP"), and Mile High Office Supply Co., a Colorado corporation (the "Company"). Capitalized terms used herein and not defined in this Merger Plan shall have their defined meanings as set forth in the Agreement and Plan of Reorganization dated as of July 26, 1996 (the "Agreement"), entered into by and among USOP, Vassilios Sirpolaidis and Lynne Sirpolaidis (each a "Stockholder" and collectively, the "Stockholders"), the Company and Newco.

    NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, Newco and the Company agree as follows.

                                      ARTICLE I

                                      THE MERGER

    1.1  MERGER OF NEWCO WITH AND INTO THE COMPANY.

         (a) AGREEMENT TO ACQUIRE THE COMPANY. Subject to the terms of this Merger Plan and the Agreement, the Company shall be acquired by USOP through a merger (the "Merger") of Newco with and into the Company.

         (b) EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at 6:00 p.m., Eastern Time, on the date of the filing of this Merger Plan together with any required officers' certificates of each Constituent Corporation pursuant to the Colorado Business Corporation Act (the "CBCA") and the Delaware General Corporation Law (the "DGCL"). 6:00 p.m. Eastern Time on the date of such filing is referred to as the "Effective Time."

         (c) SURVIVING CORPORATION. At the Effective Time, Newco shall be merged with and into the Company pursuant to this Merger Plan and the Agreement and the separate corporate existence of Newco shall cease. The Company, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation."

    1.2  EFFECT OF THE MERGER; ADDITIONAL ACTIONS.

         (a) EFFECTS. The Merger shall have the effects provided therefor by the CBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to the Company or Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation, as they were of the Company and Newco, and (ii) all debts, liabilities, duties and obligations of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company and Newco and neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and may be enforced against the Surviving Corporation.

         (b) ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Constituent Corporation acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (ii) to otherwise carry out the purposes of this Merger Plan, each Constituent Corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Merger Plan; and the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take any and all such actions.

                                      ARTICLE II

                             THE CONSTITUENT CORPORATIONS

    2.1 ORGANIZATION OF THE COMPANY. The Company was incorporated under the laws of the State of Colorado on May 25, 1967. The Company is authorized to issue an aggregate of 50,000 shares of common stock, no par value, (the "Company Common Stock") and no shares of preferred stock. As of July 26, 1996, 415.6 shares of the Company Common Stock are outstanding, all of which are held by the Stockholders, and no shares of Preferred Stock were outstanding. Stockholder approval of the Merger was required. The Stockholder vote was as follows:


Class or Series of         Number of Shares      Number of Votes         Number of          Number of Votes
     Shares                  Outstanding         Entitled to be Cast     Votes Cast for     Cast Against
- - --------------------------------------------------------------------------------------------------------------
Common                         415.6                 415.6                  415.6                   0


    2.2 ORGANIZATION OF NEWCO. Newco was incorporated under the laws of the State of Delaware on July 16, 1996. Newco is authorized to issue an aggregate of 1,000 shares of Common Stock, $0.0l par value per share ("Newco Stock"), of which 100 shares are outstanding as of July 26, 1996. Stockholder approval of the Merger was required. The Stockholder vote was as follows:

Class or Series of         Number of Shares      Number of Votes         Number of          Number of Votes
     Shares                  Outstanding         Entitled to be Cast     Votes Cast for     Cast Against
- - --------------------------------------------------------------------------------------------------------------

Common                          100                    100                   100                    0



                                     ARTICLE III
                         ARTICLES OF INCORPORATION AND BYLAWS
                             OF THE SURVIVING CORPORATION

    3.1       ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS   The
Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of the Company until thereafter amended in accordance with the provisions therein and as provided by the CBCA. The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of the Company as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by CBCA. The initial directors of the Surviving Corporation shall be Mark D. Director, Donald H. Platt, Timothy J. Flynn, Lynn Sirpolaidis and Vassilios Sirpolaidis, in each case until their successors are elected and qualified, and the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, with the addition of Mark D. Director as Assistant Secretary of the Surviving Corporation, in each case until their successors are duly elected and qualified.

                                      ARTICLE IV

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    4.1 EFFECT ON CAPITAL STOCK. At the Effective Time, subject and pursuant to the terms of this Merger Plan and the Agreement, by virtue of the Merger and without any action on the part of USOP, Newco, the Company or any Stockholder, the shares of capital stock of the Constituent Corporations shall be converted as follows:

         (a) CAPITAL STOCK OF NEWCO. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid and non-assessable Common Stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         (b) CANCELLATION OF CERTAIN SHARES OF COMPANY COMMON STOCK. All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be canceled and no stock of USOP or other consideration shall be delivered in exchange therefor.

         (c)       CONVERSION OF CAPITAL STOCK OF THE COMPANY.  Subject to
Section 4.1(d), (e), (f) and (g) below, each share of Company Common Stock (other than shares to be canceled pursuant to Section 4.1(b)) that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holders thereof, into the right to receive that number of shares of USOP common stock, $0.001 par value, of USOP ("USOP Common Stock") that is equal to the Merger Consideration (as defined in Section 4.1(d) of the Merger Plan) divided by 415.6 shares of outstanding Company Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of USOP Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 4.2 of this Merger Plan. The ratio pursuant to which each share of Company Common Stock will be exchanged for shares of USOP Common Stock, determined in accordance with the foregoing provisions is referred to as the "Exchange Ratio."

         (d) MERGER CONSIDERATION. The consideration to be paid by USOP pursuant to the merger (the "Merger Consideration") is the number of shares of USOP Common Stock, registered under the Securities Act of 1933, as amended (the "1933 Act"), equal to the product of 1,027,631 and a fraction, the numerator of which is (x) $38.00 and the denominator of which is (y) $28.50 (the "Average Closing Price"). The Merger

  Consideration is based upon the assumption that the net worth of the Company, calculated in accordance with GAAP consistently applied, is equal to or greater than $7,000,000. If on the Closing Date, the Certified Closing Net Worth (as defined in Section 6.14 of the Agreement) is less than $7,000,000, the Merger Consideration to be delivered to the Stockholders shall be reduced at Closing by the number of shares of USOP Common Stock (the "Net Worth Adjustment Factor") obtained by dividing (A) the difference between the $7,000,000 and the Certified Closing Net Worth by (B) the Average Closing Price. Pursuant to Section 1.4 of the Agreement, the Merger Consideration shall also be subject to adjustment after the Closing Date in the event that USOP's independent accountant determines that the actual net worth of the Company as of the Closing Date was less than the Certified Closing Net Worth.

         (e) ADJUSTMENT OF EXCHANGE RATIO. If between the date of the Agreement and the Effective Time, the outstanding shares of USOP Common Stock (or, subject to compliance with Section 5.3 of the Agreement, Company Common Stock) shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend, or stock combination, then the Exchange Ratio shall be correspondingly adjusted. In addition, the Exchange Ratio is based on the assumption that there are 415.6 shares of Company Common Stock outstanding, and no other shares or options or other rights to acquire shares of capital stock of the Company outstanding. To the extent that there are more shares of capital stock of the Company or options or other rights therefor outstanding at the Effective Time, the Exchange Ratio shall be correspondingly adjusted downward.

         (f)       FRACTIONAL SHARES.  No fractional shares of USOP Common
Stock shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of USOP Common Stock shall receive from USOP an amount of cash equal to the Average Closing Price multiplied by the fraction of a share of USOP Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Stockholder shall be aggregated, so that no Stockholder shall receive cash in an amount greater than the value of one full share of USOP Common Stock.

         (g) WITHHELD AMOUNT. Upon closing, and as collateral security for the payment of any post-Closing adjustment to the Merger Consideration or any indemnification obligations of the Stockholders pursuant to Sections 8 or
10.1 of the Agreement, each Stockholder transfers, pledges and assigns to USOP, for the benefit of USOP, a security interest in ten percent (10%) of the number of shares of USOP Common Stock issuable to the Stockholders pursuant to this
Section 4.1 (the "Withheld Amount").

    4.2  EXCHANGE OF CERTIFICATES.

         (a)       USOP TO PROVIDE COMMON STOCK.  Promptly after the
Effective Time, USOP shall cause to be made available the shares of USOP Common Stock issuable pursuant to Section 4.l and the Agreement in exchange for outstanding shares of capital stock of the Company, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 4.1(f).

         (b)       CERTIFICATE DELIVERY REQUIREMENTS.  At the Effective
Time, the Stockholders shall deliver to USOP the certificates (the "Certificates") representing Company Common Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled. The Stockholders shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates. The Certificates so delivered shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the number of shares of USOP Common Stock as provided by this Section 4 and Section l of the Agreement and the provisions of the CBCA.

         (c)       NO FURTHER OWNERSHIP RIGHTS IN CAPITAL STOCK OF THE
COMPANY. All USOP Common Stock delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and following the Effective Time, the Certificates shall have no further rights to, or ownership in, shares of capital stock of the Company. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 4.2.

         (f) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, USOP shall cause payment to be made in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of USOP Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 4.1(f); provided, however, that USOP may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against USOP with respect to the certificates alleged to have been lost, stolen or destroyed

         (h) NO LIABILITY. Notwithstanding anything to the contrary in this Section 4.2, none of the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                      ARTICLE V

                                     TERMINATION

    5.1 TERMINATION BY MUTUAL AGREEMENT. Notwithstanding the approval of this Merger Plan by the Stockholders and Newco, this Merger Plan may be terminated at any time prior to the Effective Time by mutual agreement of the Boards of Directors of the Company and Newco.

    5.2 TERMINATION OF AGREEMENT. Notwithstanding the approval of this Merger Plan by the Stockholders and Newco, this Merger Plan shall terminate forthwith in the event that the Agreement shall be terminated as therein provided.

    5.3 EFFECTS OF TERMINATION. In the event of the termination of this Merger Plan, this Merger Plan shall forthwith become void and there shall be no liability on the part of USOP, Newco or the Company or their respective officers or directors, except to the extent otherwise provided in the Agreement.

                                      ARTICLE VI

                                  GENERAL PROVISIONS

    6.1 AMENDMENT. This Merger Plan may be amended prior to the Effective Time by the parties hereto, by any action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the Stockholders and Newco but, after any such approval, no amendment shall be made which by law requires the further approval of the Stockholders or Newco without obtaining such further approval. This Merger Plan may not be amended except by an instrument in writing signed on behalf of each of the parties.

    6.2 COUNTERPARTS. This Merger Plan may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

    6.3 GOVERNING LAW. This Merger Plan shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Colorado.

    IN WITNESS WHEREOF, the parties have duly executed this Merger Plan as of the date first written above.

                         MHOS ACQUISITION CORP.


                        By:/s/ Mark D. Director
                           -----------------------------------------
                        Name: Mark D. Director, President




                        MILE HIGH OFFICE SUPPLY CO.


                        By:/s/ Vassilios Sirpolaidis
                           -----------------------------------------
                        Name:     Vassilios Sirpolaidis, President